Exhibit 6.7

CERTIFICATE OF MERGER

MERGING

UBID HOLDINGS, INC.

A DELAWARE CORPORATION

WITH AND INTO

INCUMAKER, INC.

A DELAWARE CORPORATION

____________________________________

Pursuant to Section 252 of the General Corporation Law of the State of Delaware

____________________________________

Incumaker, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:           The Company is a Delaware corporation duly organized and existing under the laws of the State of Delaware.

SECOND:      An Agreement and Plan of Merger dated October 23, 2018 (the “Merger Agreement”), by and between the Company and uBID Holdings, Inc., a Delaware corporation (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

THIRD:         The Company is the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Incumaker, Inc.

FOURTH:     The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:          An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Incumaker, Inc.

327 Dahlonega Road

Suite 1701B

Cumming, GA 30040

SIXTH:          A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:   The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of Delaware.

Exhibit 6.7

IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of the 5th day of November, 2018.

INCUMAKER, INC.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President and CEO